Exhibit 10.1

contracts of purchase and sale

Party A (Purchaser): FENG’S AUTO PARTS INC

Address: 775Alpha street Duarte, CA, 91010

E-mail: ususedautoparts@gmail.com

Telephone: +1 626 841 9098

Contact: Daniel

Party B (Supplier): BMYA NEW ENERGY TECHNOLOGY INC

Address: 2041Tom bur Dr, Hacienda Heights,CA 91745

E-mail: lina@tdglg.com

Telephone: +1 909 718 9985

Contact: Wenhao Cui

This Agreement is made this 23rd day of August, 2024, by the friendly negotiation between Party A and Party B. Party A agrees to purchase, Party B agrees to sell, and reaches this agreement. The specific terms of the agreement are as follows.

一、 the name, quantity, price and amount of the goods

Name	Electric lithium batteries
unit price of purchases	$1200/group
Procurement volume	50000 sets, 4 lithium batteries per set
total procurement amount	$60 million
Delivery time	May 2025

二、Quality and acceptance standards: according to the American standard, the battery is 6V, 12V, and the current is 100Ah - 300Ah.

三、Settlement method and period: After the contract is signed, Party A shall pay 35% of the purchase price to Party B as deposit for this purchase, and after the completion of port delivery and inspection, the remaining balance shall be settled within 2 working days.

四、Delivery (pick-up) place: the port of Los Angeles, U.S.A. Customs clearance is Party A’s responsibility.

五、Transfer of ownership and risk: Port delivery inspection is completed, the goods leave the port of Los Angeles means that Party B has completed the delivery, ownership and risk transferred to Party A.

六、Entry into force and validity of the agreement: this agreement in duplicate, A, B, each party to sign a copy, signed and sealed by both parties to enter into force.

Party A:

Authorized Representative:

Party B:

Authorized Representative: